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Two-Insurer Buyout Commitment Agreement

05/12/2026 (the “Commitment Agreement Date”)

Pacific Life Insurance Company (the “Primary Insurer”), Pacific Life and Annuity Company (the “NY Insurer” and together with Primary Insurer, the “Insurers” and each an “Insured”), and Blue Bird Body Company (the “Company”) hereby agree that (a) the Primary Insurer shall provide a nonparticipating single premium group annuity contract (the “Primary Contract”), supported by its commingled separate account and its general account, and (b) the NY Insurer shall provide a nonparticipating single premium group annuity contract (the “NY Contract” and together with the Primary Contract the “Contracts” and each, a “Contract”) supported by its commingled separate account and its general account each in connection with the settlement of liabilities associated with certain benefits arising under the Blue Bird Body Company Employee Pension Plan (the “Plan”), subject to the terms and conditions of this Commitment Agreement (this “Commitment Agreement”). Capitalized terms not defined in paragraphs 1-12 of this Commitment Agreement are defined in paragraph 13 or in a Schedule to this Commitment Agreement.

1.Closing. The payment of the Premium Amount (as defined in paragraph 3.a) to the Insurers (the “Closing”) will take place five (5) Business Days following the Commitment Agreement Date (the “Premium Date”). Subject to the Insurers’ receipt of the Premium Amount on the Premium Date and any GAC True-Up Premium (as defined in Schedule 3) due to the Insurers in accordance with this Commitment Agreement, the Insurers agree to issue the Contracts, as described in paragraph 2, with an effective date that is the Premium Date.

2.Contract Issuance.

a.Approvals. After the Premium Date, the Insurers and the Company shall each use commercially reasonable efforts to (i) revise the applicable Specimen Contract Form to reflect the revisions that were mutually agreed to by the parties prior to the Commitment Agreement Date and negotiate any additional revisions to the applicable Specimen Contract Form (as so revised, the “Modified Contract Form”) in accordance with paragraph 2.b and (ii) negotiate any revisions to the related forms of annuity certificates. To the extent required by applicable law, the Insurers shall submit the applicable Modified Contract Form for approval by the applicable state’s insurance commission no later than 14 days after the Insurers and the Company have agreed to the final terms of the Modified Contract Form. The Insurers will use commercially reasonable efforts to obtain regulatory approvals of customized annuity certificates prior to the annuity certificate mailing date set for in paragraph 5.c. In the event that any approval, to the extent required by applicable law, is not granted, or if the Modified Contract Form is disapproved, the Insurers and the Company will cooperate in good faith to mutually agree on modifications to the applicable Modified Contract Form to address the requests of the applicable state’s insurance commission, if any, and, to the extent possible, preserve the provisions in the applicable Modified Contract Form.

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b.Modified Contract Form. If, in accordance with paragraph 2.a, the negotiation of the applicable Modified Contract Form and the receipt of any related regulatory approvals for all negotiated changes to the applicable Specimen Contract Form are completed by the date that is at least 10 Business Days prior to the Scheduled GAC Issuance Date, then, subject to the Insurers’ receipt of the Premium Amount on the Premium Date and any GAC True-Up Premium due to the Insurers, each Insurer will, on the Scheduled GAC Issuance Date, issue the applicable Contract using the applicable Modified Contract Form in lieu of the applicable Specimen Contract Form, subject to and in accordance with paragraphs 1 and 2. The Contracts will incorporate the data and premium adjustments described in paragraph 3.c and Schedule 3 to reflect any agreed upon changes in the final annuity exhibits, which will be attached to and become part of the Contracts. Notwithstanding the foregoing, to the extent that after good faith discussions the Insurers and the Company are unable to agree on the final terms of the Contracts or if the Insurers, using commercially reasonable efforts, are unable to obtain approval from the applicable state insurance commission prior to the date that is 90 Business Days after the Scheduled GAC Issuance Date, then, subject to the Insurers’ receipt of the Premium Amount on the Premium Date and any GAC True-Up Premium due to the Insurers on the Scheduled GAC Issuance Date, each Insurer will issue the applicable Contract using the applicable Specimen Contract Form (with the annuity exhibits reflecting any changes mutually agreed between the parties as of the date of issuance); provided that, if following the issuance of the applicable Specimen GAC Form in accordance with this sentence, the Insurers and the Company agree on the final terms of the Contracts and any applicable approval is obtained from the applicable state insurance commission, then subject to and in accordance with paragraphs 1 and 2, the Insurers will amend and restate the Contracts so that its terms are replaced by the applicable Modified Contract Form (or applicable provisions thereof).

c.Annuity Payment Takeover Date. Subject to each Insurer’s receipt of the Premium Amount in accordance with paragraph 3, each Insurer irrevocably commits to make payments to Payees commencing on August 1, 2026 (“Annuity Payment Takeover Date”). Each Insurer will make such payments even if the applicable Contract has not been issued by such Insurer as of the Annuity Payment Takeover Date.

d.Data. As a condition to the Insurers issuing the Contracts, by June 1, 2026 the Company will deliver or cause to be delivered to the Insurers the data necessary for the Insurers to prepare the annuity exhibits and the information necessary for the Insurers to draft provisions of the Contracts, and to administer the payments thereunder (“Necessary Data”). Such information shall be provided in “good order” on an Excel spreadsheet provided to the Company by the Insurers. Information will be determined to be in “good order” if it is received by the Insurers in a manner than is satisfactory to the Insurers and is sufficiently complete and clear such that the Insurers do not have to exercise discretion. The necessary Payee information is as follow:

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i.Unique identifier
ii.Full name (last name, first name, middle initial (if applicable) in separate cells)
iii.Date of birth
iv.Social Security number (9 digits)
v.Monthly benefit amount
vi.Annuity form/benefit type
vii.Current address
viii.Bank account information for those that request EFT payments
a.Bank name
b.Bank address
c.Bank account number (including the leading zeros, if applicable)
d.ABA routing number (9 digits)
ix.Contingent/beneficiary annuitant information
a.Full name
b.Date of birth
c.Social Security number
x.Federal, state, and local income tax withholding information
a.Insurers abide by the federal, state, and local tax withholding laws which could result in a different amount than provided in the census data
b.Current federal W-4P and state withholding certificates (if any). Insurers reserve the right to solicit new withholding elections from any Payee
xi.Employee contributions (if any)
xii.Medical insurance deductions (if any)
xiii.Post-retirement benefits (if any)
xiv.COLA (if any)

Regarding proof of age, the Insurers reserve the right to request copies of birth certificates or baptismal certificates for selected individuals.

Notwithstanding the good faith effort of the Company to provide the Necessary Data, if such information is not received by the Insurers in good order, at least 60 days prior to the Annuity Payment Takeover Date, the Insurers may request that the Company continue to have all benefit payments paid by the current payor until the Insurers are able to commence benefit payments directly to the Payees who are in current pay status. In such situations, and upon agreement between the parties, a bulk wire transfer will be made each month to the current payor or other person or entity identified by the Company, equal to the aggregate monthly benefit payment for the Payees. Prior to the Insurers’ receipt of the Necessary Data, the Insurers may refer any Payee who contacts the Insurers to the Company Contact (as defined in paragraph 6.b) for assistance and the Insurers may delay the mailing of Welcome Kit (as defined in paragraph 5.b) and applicable annuity certificates for a number of days equal to the number of days the Necessary Data was delayed.

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e.Terms. The terms of each Contract and related forms of annuities shall be consistent with the Insurer’s final proposal dated May 11, 2026 (the “Proposal”), as updated to reflect (i) any modifications contemplated in the Insurer’s Final Annuity Quote Sheet dated May 12, 2026 (the “Final Annuity Quote Sheet”) and (ii) any modifications mutually agreed to by the Company and the Insurer after the Commitment Agreement Date and before the 35th Business Day prior to the Scheduled GAC Issuance Date, or such other date mutually agreed upon by the Company and the Insurer.

3.Closing Premium.

a.Premium Payment: On the Premium Date, the Company will pay or cause to be paid $78,905,991.00 in Cash to the Primary Insurer in consideration for the Primary Contract and will pay or cause to be paid $9,935.00 in Cash to the NY Insurer in consideration of the NY Contract. The aggregate payments to both Insurers is the “Premium Amount.”
b.Interest Payments. Any payment made pursuant to paragraph 3.c will also include an amount, in Cash, equal to the interest on such payment calculated at an annual rate equal to 5.71% compounded daily from the Premium Date through but excluding the date of such payment.
c.Premium Adjustments. The Insurers and the Company will cooperate in good faith so that the Insurer can calculate the GAC True-Up Premium in accordance with Schedule 3, subject to the following terms:
i.Data Notice Date. The “Data Notice Date” is a date that is six (6) months after the Contract Date (as defined in each applicable Contract. To the extent that the Company discovers or has any Data Changes (as defined in Schedule 3) the Company will provide written notice of such Data Changes to the applicable Insurer no later than the Data Notice Date. The Insurers will only be responsible for incorporating Data Changes into the calculation of the GAC True-Up Premium that the Insurers have identified or of which the Insurers have been notified by the Company, in each case, on or prior to the Data Notice Date. Such incorporation is subject to the Insurers’ and the Company’s agreement on such Data Changes and any limitations on incorporating such Data Changes into the GAC True-Up Premium set forth in Schedule 3.

ii.The Insurers will deliver to the Company an Illustration of Benefits utilizing and consistent with the Base File and the GAC Issuance Data. Following such delivery, the Insurers and the Company will cooperate in good faith to resolve any questions or discrepancies and the Insurers will reflect in the annuity exhibit any changes agreed to by the Company and the Insurers. Each Insurer may exclude any Payee from the annuity exhibit for whom such Insurer has not been provided or otherwise been able to identify any of the Necessary Data.

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iii.The Insurers will send the calculation of the GAC True-Up Premium to the Company and the Insurers and the Company will cooperate in good faith to resolve any questions or discrepancies prior to the True-Up Date. If the Company and the Insurers cannot resolve any dispute with respect to the GAC True-Up Premium on or prior to the True-Up Date, then the Insurers’ determination will control for purposes of the GAC True-Up Premium, but the Company may immediately commence an arbitration dispute pursuant to Schedule 4 with respect to the GAC True-Up Premium.

iv.The GAC True-Up Premium will be paid on the True-Up Date as follows: (A) if the GAC True-Up Premium is a positive number, then the Company will pay or cause to be paid to the applicable Insurer an amount, in Cash, equal to such GAC True-Up Premium, plus interest calculated in accordance with paragraph 3.b from the Premium Date through the date of payment, and such Insurer will deposit the Cash into commingled separate account and its general account that supports the Contract and (B) if the GAC True-Up Premium is a negative number, then the Insurer will pay to the Plan Trust (or if the Plan is not in existence as of such date, the Company) an amount, in Cash, equal to the absolute value of such GAC True-Up Premium plus interest calculated in accordance with paragraph 3.b from the Premium Date through the date of payment.

v.After the Data Notice Date, any Data Correction (as defined in Schedule 3), other than additional benefits that were not previously included, will be accommodated without any financial consequences to the Company. Such changes will be assumed the responsibility of the Insurers, who may increase or decrease, as applicable, payments to any Annuitant, Contingent Annuitant, or Beneficiary. The Company shall not be responsible for any additional premium, nor shall it be entitled to any premium refund as a result of the Data Correction. Notwithstanding the foregoing sentence, the Contracts, including any Schedule, may be amended, or changed, pursuant to the provisions for amendment in the Contracts, in order to provide additional benefits for any or all Annuitants, Contingent Annuitants and Beneficiaries covered under the applicable Contract. Insurers, within their sole discretion, and using current rates, must receive the appropriate premium amount from the Company before any such additional benefits shall be paid.

vi.Notwithstanding the foregoing, if a Data Change is discovered after the Annuity Payment Takeover Date and a Payee has received an overpayment or an underpayment of their benefits, the applicable Insurer shall make the necessary adjustments to retroactively correct the payments which may include either a lump sum payment for any underpayment(s) that were made, or a reduction of future payments to correct any overpayment(s) that were made, in accordance with applicable law. Insurers and not responsible for any

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overpayment or underpayment of any benefit that was made, or should have been made, prior to the Annuity Payment Takeover Date.

4.Public Announcements and Other Communications.
a.Press Releases. The Insurers and the Company shall cooperate in good faith to agree on any press release by any party regarding the transactions contemplated by this Commitment Agreement; provided, however, that (except as provided in the following sentence) no party shall issue a press release or otherwise publicly disclose the transactions contemplated by this Commitment Agreement unless and until the other party, in its reasonable discretion, approves such disclosure in writing prior to such disclosure, such approval not to unreasonably be withheld. Notwithstanding the foregoing, in the event that a party determines that disclosure is required by law, regulation, court order, or any listing or trading agreement, such party may make such disclosure without approval of the other party, but shall, to the extent reasonably practicable and permitted by law, notify the other party prior to making such disclosure, give the other party an opportunity to comment on such disclosure and consider in good faith incorporating any such comments. Nothing in this paragraph 4.a will prevent the Insurers from (i) communicating with Payees, including through communications posted to the Insurers’ website or (ii) discussing or disclosing the transactions contemplated by this Commitment Agreement so long as such disclosure does not reference the Plan or the Company’s name, industry, workforce, or other information that could reasonably allow a third party to identify the Company and/or the Plan. The Insurers are permitted to provide the Company’s name and contact details to other potential clients in reference to the Insurers as the providers of the Contracts.

b.SEC Filings. If either the Insurers or the Company concludes that disclosure of this Commitment Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (i) the Company and the Insurers will cooperate in good faith to prepare a version of the Commitment Agreement and/or the Contracts for disclosure which redacts information relating to the pricing of the Contracts and such other information as the Company or the Insurers conclude is competitively sensitive from the perspective of the Company or the Insurers or otherwise merits confidential treatment, (ii) the Company and/or the Insurers, as applicable, will include the other party in any material correspondence (written or oral) with the SEC regarding any SEC review of such redactions, and (iii) the Company and the Insurers will reasonably cooperate in connection with such redactions and any revisions thereto made in response to any requests, comments or questions received from the SEC.

5.Welcome Letter and Annuity Certificates.

a.Cooperation. The Insurers and the Company will cooperate in good faith to agree on communications to be provided to Certificate Payees (as defined in paragraph 5.c) pursuant to this paragraph 5, including the Welcome Letter, the forms of annuity certificates and the goodbye letter, subject to paragraphs 5.b and 5.c.

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b.Welcome Letter. On or before July 17, 2026, the Insurers will mail a welcome letter to persons who will be Certificate Payees if living at the time of the certificate mailing pursuant to paragraph 5.c (the “Welcome Letter”). The Insurers will send copies of the Welcome Kit materials to the Company as soon as practicable, and the Insurers will consider in good faith any comments made by the Company on the Welcome Letter on or before the fifth (5th) Business Day after it receives such document from the Insurer.

c.Annuity Certificates. The Insurers will use commercially reasonable efforts to obtain all regulatory approvals necessary for the issuance of any annuity certificate under the Contracts. The Insurers will mail an annuity certificate to each Payee entitled to an annuity certificate under the terms of the applicable Contract (each, a “Certificate Payee”) no later than ninety (90) Business Days following the execution date of the applicable Contract. The rights of a Certificate Payee are not conditioned on the issuance of his/her annuity certificate, and any delay in issuing a certificate will not have any effect on the date as of which such Certificate Payee has enforceable rights against the Insurer.

6.Administration and Transfer.

a.Administrative Transition and Cooperation. The Company will provide or cause to be provided to the Insurers the information needed to administer the payments under the Contracts and will complete or cause to be completed all processes set forth in Schedule 2. The Company (or its applicable representative or agent acting on its behalf) and the Insurers will use commercially reasonable efforts to take or cause to be taken all actions necessary (including, but not limited to, the delivery of final census data in good order on or prior to June 1, 2026) to coordinate the takeover and operation by the Insurers of all administration responsibilities necessary to effectively provide recordkeeping and administration services regarding payments under the Contracts, including, but not limited to, in the case of the Company, providing, or ensuring that any third-party service provider acting at the direction, and on behalf, of the Company and/or the Plan, provides the Insurers with information or records relating to the Plan benefits, the Payees and Payees’ addresses, bank and income tax withholding elections in its possession. The Company will make subject matter experts available to promptly address any questions the Insurers may have regarding the benefit provisions. The Company acknowledges that, in connection with making payments to Payees under the Contracts, the Insurers are relying on the income tax withholding election information with respect to the Payees that is provided to the Insurers by the Company, or by its applicable representative or agent acting at the direction, and on behalf, of the Company and/or the Plan, however, the Insurers, at any time, may solicit new income tax withholding elections from Payees.

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b.Call Center and Company Contact. From the date the Welcome Letter is mailed, the Insurer will maintain, at its cost and expense, a toll-free phone number and/or a website (the “Call Center”) which will be available for Payees to contact the Insurers with questions related to the Contracts and the annuity certificates.  The Company will maintain for a period of five years following the Premium Date, at its cost and expense, a point of contact (the “Company Contact”) to which the Insurers may refer Payees who pose questions related to their Plan benefits. In the event that a Payee contacts the Company with questions related to the Contracts or annuity certificates, the Company may refer Payees to the Call Center. In the event that a Payee contacts the Insurers with questions related to the Payee’s Plan benefits, the Insurers may refer the Payee to the Company Contact.

7.Insurer’s Representations and Warranties. Each Insurer hereby represents and warrants to Company as of the Commitment Agreement Date and as of the Premium Date, severally as to itself and not jointly, that:

a.Due Organization, Good Standing and Corporate Power. Such Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the State of Nebraska (in the case of Primary Insurer) and the State of Arizona (in the case of NY Insurer). Such Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement, the transactions contemplated hereunder and the applicable Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Such Insurer has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the applicable Contract and to consummate the transactions contemplated to be undertaken by such Insurer in this Commitment Agreement and the applicable Contract.

b.Compliance with Laws. The business of insurance conducted by such Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of such Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Insurers in this Commitment Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Insurer to perform its obligations under this Commitment Agreement.

c.Relationship to the Plan. Such Insurer is not (1) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (2) a plan administrator (within the meaning of ERISA § 3(16)(A) and Code § 414(g)) or (3) an employer any of whose employees are covered by the Plan. Neither Insurer nor any of such Insurer’s affiliates is a fiduciary of the Plan who either (1) has or exercises any discretionary authority or control with respect to the investment of Plan

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assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (2) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets.

d.No Post-Closing Liability. Following the Annuity Payment Takeover Date, the Plan, the Company and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contracts.

e.No Commissions. No commissions are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

f.Enforceability; No Conflict. Insurer has received all necessary corporate approvals and no other action on the part of Insurer is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the applicable Contract, and the consummation of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement and the applicable Contract. This Commitment Agreement has been duly executed and delivered by Insurer and is a valid and binding obligation of Insurer and enforceable against Insurer in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”). The execution, delivery, and performance of this Commitment Agreement and the Contract by Insurer, and the consummation by Insurer of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement, do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities, violate or conflict with any law or order of any governmental authority applicable to such Insurer, (3) require any governmental or governmental agency approval other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which such Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on such Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities.

g.The Applicable Contract. The applicable Contract, when executed, will be duly executed and delivered by the applicable Insurer and will be a valid and binding irrevocable

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obligation of Insurer and enforceable against Insurer by the contract-holder, and each annuitant, contingent annuitant, and beneficiary in accordance with its terms, subject to the Enforceability Exceptions. No governmental approval is required for Insurer to issue the applicable Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities. At all times, the right to a benefit, in accordance with the Contract’s terms, will be enforceable by the annuitant, contingent annuitant, or beneficiary to whom the benefit is owed under the Contract, a such person’s sole choice, subject to the Enforceability Exceptions. Even if Company, as the contract-holder, ceases to exist, notifies such Insurer that it will cease to perform its obligations under the applicable Contract, or no longer has obligations under the applicable Contract, the applicable Contract will remain a valid and binding obligation of Insurer, irrevocable and in full force and effect, and enforceable against such Insurer by each annuitant, contingent annuitant, or beneficiary in accordance with its terms, subject to the Enforceability Exceptions.

h.Accuracy of Information. To such Insurer’s knowledge (i) all material information provided by each Insurer to Company (other than any component incorporated into the calculation of the Premium Amount or the premium adjustment under paragraph 3.c. not calculated, determined or provided by Insurers, and any information provided by Insurers based on any such component) in connection with the transactions contemplated by this Commitment Agreement was, as of the date indicated on such information, true and correct in all material respects and (ii) no change has occurred since the date indicated on such information that such Insurer has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be false or misleading.

i.Litigation. There is no action pending or, to such Insurer’s knowledge, threatened against either Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict either Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

8.Company Representations and Warranties. The Company hereby represents and warrants to the Insurers as of the Commitment Agreement Date, as of the Premium Date and as of any other date on which the Company or Plan Trust pays Cash or assets to the Insurers in connection with the transactions contemplated by this Commitment Agreement or the Contract, that:

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a.Due Organization, Good Standing and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the laws of Georgia Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Company has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contract.

b.Accuracy of Information. To the Company’s Knowledge (1) the Base File provided by the Company to the Insurers from Milliman to Pacific Life in the file titled BBC Completed Census Data_Buy-Out (4.28.2026) – for insurers.xls did not contain any misstatements or omissions that were, in each case, whether individually or in the aggregate, material and (2) the data in respect of benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, plan indicator, lump-sum indicator, hourly/salaried indicator, status (beneficiary in pay or participant) and years of service in each case, with respect to the Payees that was furnished on behalf of the Company to the Insurers was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

c.Compliance with ERISA. The Plan and Plan Trust are maintained under and are subject to ERISA and, to the Company’s Knowledge, are in compliance with ERISA in all material respects. The Plan is qualified under § 401(a) of the Code and exempt from tax under § 501(a) of the Code. The Plan’s most recent favorable IRS determination letter is dated [DATE] and, to the Company’s Knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All amendments to the Plan necessary to affect the transactions contemplated by this Commitment Agreement and the Contracts have been duly executed and, to the extent that they require authorization by the Company, have been or will be by the Premium Date, duly authorized and made by the Company.

d.ERISA Determinations.

i.The Company is a fiduciary of the Plan with respect to the transactions contemplated by this Commitment Agreement.

ii.The Company, in its capacity as a fiduciary of the Plan, has selected the Insurers to issue the Contracts as set forth in this Commitment Agreement and such selection, the transactions contemplated by this Commitment Agreement, the Plan’s use of assets for the purchase of the Contracts as contemplated by this Commitment Agreement, and the Contracts (including its terms) all satisfy the ERISA Requirements.

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iii.The transactions contemplated by this Commitment Agreement and the purchase of the Contracts do not result in a Non-Exempt Prohibited Transaction.

iv.The Plan Trust will pay no more than “adequate consideration” for the Contracts within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

The Company, in its capacity as a fiduciary of the Plan, is responsible for exercising independent judgment in evaluating any transactions that the Plan engages in with the Insurers (including purchase of the Contracts). The Company understands that the Insurers did not undertake and are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any transactions that the Plan engages in with the Insurers (including purchase of the Contracts).

v.The execution of this Commitment Agreement and the Contracts does not violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D), or the certificate or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of the Company.

e.Enforceability; No Conflict. Company has received all necessary corporate approvals and no other action on the part of Company is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contracts, and the consummation of the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contracts. This Commitment Agreement and the Contracts have been or will be duly executed and delivered by Company, and is (or when executed will be) a valid and binding obligation of Company and enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Commitment Agreement and the Contracts by Company, and the consummation by Company of the transactions contemplated to be undertaken by Company in this Commitment Agreement do not (1) violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificates or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of Company, (2) violate or conflict with any law or order of any governmental authority applicable to Company or the Plan Governing Documents, (3) require any governmental or governmental agency approval or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Company is a party, except where the occurrence of any of the foregoing would

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not have a material adverse effect on Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

f.Litigation. There is no action pending or, to Company’s knowledge, threatened against Company or the Plan that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

9.Termination.

a.This Commitment Agreement may be terminated at any time prior to the execution of the Contracts as provided below:
i.By mutual written consent of the Company and Insurers, or

ii.Unilaterally by either the Company or the Insurers if there has been a material misrepresentation or breach of any representation or warranty by the other party.
b.Termination of this Agreement shall have no effect on the Privacy and Confidentiality provisions in paragraph 10 or the Indemnification provisions in paragraph 11, which shall survive such termination.

10.Privacy and Confidentiality
a.The parties acknowledge that as a result of this Agreement, each party may have access to and receive non-public personally identifiable financial and/or health information (NPI), as defined in federal and state law, regarding consumers, customers, former customers and/or their beneficiaries as well as material non-public information (whether oral, written, electronic or otherwise) relating to the disclosing Party that on or after the date hereof is disclosed to the recipient party or any of its employees or representatives by disclosing Party or any of its employees or representatives (collectively with NPI, “Confidential Information”).

b.Confidential Information does not include information that:

i.Is now in the public domain or later enters the public domain through no action by recipient party or its employees or representatives in violation of the Commitment Agreement;

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ii.the recipient party can demonstrate was already in its or its employees or representatives’ possession on a non-confidential basis at the time of its disclosure to recipient party pursuant to the Commitment Agreement;

iii.is independently developed by recipient or its employees or representatives without reference to any Confidential Information;

iv.becomes available to recipient party or its employee or representative on a non-confidential basis from a source other than disclosing party, provided that, to the knowledge of recipient party or its employees or representatives, such source was not bound by an obligation of confidentiality to disclosing party, or

v.is appropriate for disclosure or release by written authorization from disclosing party.

c.The parties agree to maintain the confidentiality of such the Confidential Information and shall not use, disclose, furnish or make accessible such the Confidential Information to anyone other than authorized employees and agents of that party as necessary to carry out the party’s obligations under this Agreement or as required by law or to comply with a request of a governmental or judicial entity.

d.Each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Confidential Information. The parties shall maintain the Confidential Information as confidential, consistent with its administrative, technical and physical safeguards for the maximum extent of time required by applicable laws, but not less than six (6) years from the date that such information is no longer in use, by utilizing with respect to the Confidential Information, or as required by applicable law. For purposes of this paragraph, “Data Breach” means any unauthorized use, disclosure, acquisition of or access to, Confidential Information that reasonably may compromise the privacy or confidentiality, integrity, or availability of Confidential Information; or unauthorized access to or use of, inability to access, loss or theft of, or malicious infection of such Insurer’s IT system or third party systems that reasonably may compromise the privacy or confidentiality, integrity, or availability of Confidential Information or such Insurer’s operating environment or services.

e.At the request of the party that owns the Confidential Information, or in the absence of such request, upon termination of this Agreement, the other parties shall promptly return all Confidential Information which has been provided to them, or dispose of such Confidential Information in a manner agreed upon by the parties, unless the parties are required to maintain such Confidential Information under federal or state laws or regulations.

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f.Each party agrees that it will immediately notify the other parties upon learning of any unauthorized access to or disclosure of Confidential Information in its possession or of a third party to whom it provided possession, and to cooperate in and be financially responsible for any investigation or action the other parties determine is reasonably necessary or is subject to as the result thereof.  The parties further agree to comply with all applicable federal, state and local laws pertaining to privacy and breach of data security.

11.Indemnification

a.Indemnification by the Insurers. The Insurers agree, upon receipt of the Premium Amount, to indemnify, defend and hold the Company, and the Plan, and their respective affiliates, officers, directors, stockholders, employees and agents (each, a “Company Indemnified Party”) harmless from and against any and all actual (but not potential, consequential, contingent or punitive) losses, damages, costs and expenses, including reasonable attorney’s fees (“Losses”), that the Company Indemnified Party would otherwise incur in the defense, settlement or payment of judgment of a claim, action or proceeding asserted by a third party against the Company Indemnified Party, to the extent that such Losses have been proximately caused by such Insurer as a result of: (i) any material breach by such Insurer of a representation, warranty or covenant under this Commitment Agreement or (ii) any failure by such Insurer to make payments pursuant to the applicable Contract (“Company Indemnified Claims”). If, however, the Losses otherwise indemnified were primarily caused by actions or omissions of any of the Company Indemnified Parties or a third party or not primarily caused by such Insurer, such Insurer shall have no obligation to indemnify for Losses representing either a settlement or the payment of a judgment. For the avoidance of doubt, a failure to make payments under paragraph 11.a.(ii) does not include any failure by the Plan or the Company to pay any amount that such Insurer would not be obligated to pay under the applicable Contract. Notwithstanding the foregoing, Company Indemnified Claims shall not include any failure by such Insurer to make any such payments during a time period when the Company, or a payor identified by the Company is making Payments pursuant to paragraph 2.d. Furthermore, notwithstanding the foregoing, this paragraph shall not apply to any failure by the Insurer to make any such payments or to comply with any terms of this Commitment Agreement in the event that this Commitment Agreement is terminated pursuant to paragraph 9.a.

b.Indemnification by the Company. The Company will indemnify, defend and hold the Insurers and their respective affiliates, officers, directors, stockholders, employees and agents (each, an “Insurer Indemnified Party”) harmless from and against any and all Losses that the Insurer Indemnified Party would otherwise incur in the defense, settlement or payment of judgment of a claim, action or proceeding asserted by a third party against the Insurer Indemnified Party to the extent that such Losses arise out of or relate to (i) any material breach by the Company of a representation, warranty or covenant under this Commitment Agreement or (ii) any failure by the Plan or the

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Company to pay an amount that the Insurer would not be obligated to pay under the applicable Contract.

c.Indemnified Claims.
i.The Company Indemnified Party or the Insurer Indemnified Party making a claim for indemnification under paragraph 11.a or 11 b., as the case may be (the “Indemnified Party”), will notify the Insurer or the Company, as applicable (the “Indemnifying Party”), of each Company Indemnified Claim or Insurer Indemnified Claim, as the case may be (each, an “Indemnified Claim”), in writing promptly (and in no event later than 60 days) after receiving notice or becoming aware of the claim, action or proceeding giving rise to such Indemnified Claim; provided, however, that if the Indemnified Party fails to promptly notify the Indemnifying Party pursuant to the foregoing clause, the Indemnifying Party shall only be relieved of its indemnification obligation under this paragraph 11 to the extent materially prejudiced by such failure. Such notice shall describe the Indemnified Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail.

ii.The Indemnifying Party will have the right at any time to assume the defense against any Indemnified Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense, settlement or litigation or other dispute resolution process to the final resolution of such Indemnified Claim; provided, however, that the consent of the Indemnified Party to the Indemnifying Party’s choice of counsel shall not be unreasonably withheld or conditioned and shall be deemed provided unless the Indemnified Party provides reasonable objection to the Indemnifying Party promptly and in any event within 30 days.

iii.From and after the date that the Indemnifying Party has assumed the defense of an Indemnified Claim in accordance with paragraph 11.c.ii, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of such Indemnified Claim, (B) the parties will cooperate with each other in connection with the defense of any such Indemnified Claim; provided, however, that the foregoing will not require any party to waive, or take any action which has the effect of waiving, its attorney-client privilege, attorney work-product, or any other applicable privilege with respect thereto, and (C) the Indemnifying Party will not agree without the prior written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) to the entry of any judgment on or enter into any settlement with respect to an Indemnified Claim that calls for the admission of liability on the part of the Indemnified Party, provides for equitable relief affecting the future conduct of the Indemnified Party or requires the Indemnified Party to pay any amount (other than as provided for in paragraph 11.c.iii.(A)).

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iv.The remedy provided by this paragraph 11 shall be the sole and exclusive remedy available to the applicable Indemnified Parties against the applicable Indemnifying Party with respect to third-party claims, actions or proceedings for the applicable Indemnified Claims. The Indemnified Parties shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Losses that any one or more of them incurs in connection with any matter with respect to which any one or more of them is entitled to indemnification pursuant to this paragraph 11.

12.Miscellaneous.

a.This Commitment Agreement, together with the Schedules to this Commitment Agreement, constitutes the sole and entire agreement of the parties to this Commitment Agreement with respect to the subject matter contained herein and therein. The parties each hereby acknowledge that they jointly and equally participated in the drafting of this Commitment Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. The Schedules to this Commitment Agreement are incorporated by reference and made a part of this Commitment Agreement as if set forth fully in this Commitment Agreement. No amendment of any of the provisions of this Commitment Agreement shall be effective unless set forth in writing and signed by each party hereto, unless such amendment is necessary to comply with any applicable federal or state law or regulatory action. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Commitment Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

b.This Commitment Agreement will be governed by, construed and interpreted in accordance with the laws of the State of California, excluding those provisions relating to conflicts of laws. Except for disputes that are to be resolved by arbitration under this Commitment Agreement pursuant to paragraph 3 and Schedule [4], or where the parties agree to arbitration, (e)ach party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the State of California in respect of all matters arising out of or in connection with this Commitment Agreement. The parties agree that irreparable damage would occur if any of the provisions of this Commitment Agreement were not performed in accordance with the terms hereof or were otherwise breached.

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Accordingly, each party will be entitled to seek an injunction to prevent breaches of this Commitment Agreement by the breaching party and to enforce specifically the terms of this Commitment Agreement, in addition to any other remedy to which such party is entitled by law or in equity.  To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.

c.The Insurers and the Company will not assign or transfer this Commitment Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any assignment or transfer in violation of this paragraph 12.c. will be null and void from the outset, without any effect whatsoever. Nothing in this paragraph 12.c. prohibits the Insurers’ use of reinsurance.

d.The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.

e.This Agreement will not confer any rights or remedies upon any person other than the parties hereto and the respective successors and permitted assigns of the foregoing. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

f.This Commitment Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

13.Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.“Base File” means the data file titled BBC Completed Census Data_Buy-Out (4.28.2026) – for insurers.xls, provided by the Company to the Insurer in an email from April 28, 2026.

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b.“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.
c.“Cash” means a wire transfer, through the Federal Reserve System, of currency of the United States of America.
d.“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.
e. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder that are currently in effect and applicable.
f.“ERISA Requirements” means all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.
g.“Knowledge” means actual knowledge after making appropriate inquiry and after consultation with the respective party’s agents, actuaries and advisors, as applicable.
h.“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975 that is not exempted under a statutory exemption or U.S. Department of Labor class exemption.
i.“Payee” means any payee under the Contract, including annuitants, contingent annuitants, [deferred annuitants,] alternate payees and beneficiaries, as applicable.
j.“Plan Trust” means [Insert name of Plan Trust].
k.“Scheduled GAC Issuance Date” means such date agreed upon by the Company and the Insurers, or if applicable and later, by the date that is five Business Days following the final resolution of any arbitration dispute in accordance with Schedule 4.
l.“Specimen Contract Form” means the specimen group annuity contracts attached hereto as Schedule 1,which, to the extent required by applicable law, has been approved by the applicable state’s insurance commission.
m.“True-Up Date” means November 12, 2026 or such other date agreed upon by the Company and the Insurer, or if applicable and later, by the date that is five Business Days following the final resolution of any arbitration dispute in accordance with Schedule 4.
[signature page follows]

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IN WITNESS WHEREOF, the Company and the Insurer have executed this Commitment Agreement as of the date first written above.

Blue Bird Body Company	Pacific Life Insurance Company
By: /s/ Craig West	By: /s/ Michael Domingos
Print Name: Craig West	Print Name: Michael Domingos
Title: VP - Corporate Controller & Treasurer	Title: Head of Defined Benefit

Pacific Life & Annuity Company
By: /s/ Michael Domingos
Print Name: Michael Domingos
Title: Head of Defined Benefit

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Schedule 1
to
Commitment Agreement

SPECIMEN CONTRACT FORM

[TO COME]

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Schedule 2
to
Commitment Agreement

ADMINISTRATION AND TRANSFER
This Schedule [2] sets forth the actions that the Company and the Insurer will take or cause to be taken at the times identified in the table below.

Deliverable	Delivery Date	Action by the Company/Plan	Action by the Insurer

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Schedule 3
to
Commitment Agreement

GAC TRUE-UP PREMIUM

This Schedule 3 provides a description of the methodologies and procedures by which the Insurer will calculate the GAC True-Up Premium that is paid on the True-Up Date. Any addition premium that may be due pursuant to paragraph 3.v. of the Commitment Agreement is not subject to this Schedule 3.

As described under GAC True-Up Premium Calculation below, the Insurers will calculate a premium adjustment to reflect changes, additions, deletions, corrections and other updates based on the data in the Base File and the GAC Issuance Data (the “GAC True-Up Premium”). Such adjustment is to reflect the following: new lives (“New Lives”), deaths prior to May 19, 2026 (“Deceased Lives”), deleted lives not related to death (“Deleted Lives”) and changes in or adjustments to existing annuitant data (“Data Corrections”) including, but not limited to the following: date of birth, monthly benefit amount, gender, form of annuity, description of annuity, state of residence, zip code and qualified domestic relations orders (including the type of qualified domestic relations order). Collectively, New Lives, Deceased Lives, Deleted Lives and Data Corrections are referred to herein as “Data Changes.” “Data Adjustment” means, with respect to each Data Change, the adjustments calculated by the Insurer in accordance with this Schedule.

The Insurers will calculate each Data Adjustment as the difference in the applicable premium amount before and after the Data Change. The Insurers will provide to the Company (A) the impact to the GAC True-Up Premium as a result of Data Adjustments separately for each of the following categories of Data Adjustments: New Lives, Deceased Lives, Deleted Lives and Data Corrections and (B) the impact to the GAC True-Up Premium as a result of Data Corrections on a net basis.

If any Data Correction decreases, or results in a decrease to, or removes one or more benefit amounts or other payments under the applicable Contract, such Insurer will increase the GAC True-Up Premium to reflect any such benefit amounts or other payments under the applicable Contract that have already been paid under the applicable Contract to any applicable Payee prior to any such decrease or removal. If any payments have been made under the applicable Contract with respect to a Deleted Life (including to any other Payee), such Insurer will increase the GAC True-Up Premium by an aggregate amount that reflects all such payments.

If a Payee has died prior to May 19, 2026, then a related contingent Payee (including a beneficiary) who elects to receive or is entitled to receive a single lump-sum payment paid by the Plan will be treated as a Deleted Life. [In the event that such Insurer pays any annuity

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payments to any such Payee or any such contingent Payee (including a beneficiary), then such Insurer will increase the GAC True-Up Premium by an aggregate amount that reflects all such payments. If a Payee dies on or after May 19, 2026 and the Plan paid the related contingent Payee (including a beneficiary) a single lump-sum payment prior to the Annuity Payment Takeover Date, then such Insurer will decrease the GAC True-Up Premium by an aggregate amount that reflects the portion of each single lump-sum payment associated with all future annuity payments that would have been paid by such Insurer to each such related contingent Payee (including a beneficiary) as determined in accordance with the Proposal and the Final Annuity Quote Sheet (and notwithstanding anything to the contrary herein) had such contingent Payee (including a beneficiary) not elected to receive or been entitled to receive a single lump-sum payment.] 1

Separate from the mechanics described in the GAC True-Up Premium Calculation section below for any other Data Corrections, the maximum Data Adjustment associated with New Lives that can be added in total to and the maximum Data Adjustment associated with Deleted Lives that can be deleted in total from the GAC True-Up Premium must be within ± 3% of the closing Premium Amount (and such percentages with respect to New Lives and Deleted Lives do not offset), unless the Insurer provides its prior written consent, which consent may be subject to such Insurer calculating the GAC True-Up Premium associated with such New Lives and/or Deleted Lives using its then-current pricing assumptions.

The GAC True-Up Premium may be a positive or negative number. The GAC True-Up Premium will be increased (if a positive number) or decreased (if a negative number) to reflect the accrual of interest at an annual rate of 5.71%, compounded daily from the Premium Date to and including the day before the GAC True-Up Premium is actually paid.

The procedures for resolving any disputes between the parties with respect to the GAC True-Up Premium are set forth in Schedule 4.

GAC True-Up Premium Calculation

The Insurers will calculate the GAC True-Up Premium as follows.

1.Data Adjustments Within ± 3%

Subject to paragraph 2 below, the Insurers will calculate a Data Adjustment for each Data Change reflected in the Base File and the GAC Issuance Data on a life-by-life basis, using pricing assumptions as of May 12, 2026 (the “Original Pricing Assumptions”).

2.Data Adjustments Not Within ± 3%

If the net total of Data Adjustments calculated using the Original Pricing Assumptions is not within ± 3% of the Premium Amount (the “Corridor”), the Insurers will calculate the GAC True-

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Up Premium, either, at the option of each Insurer, (A) in accordance with the methodology described in clause (1) above or (B) as the sum of (a) and (b) below:

a.Such Insurer will calculate a Data Adjustment for each Data Change reflected in the Base File and the GAC Issuance Data on a life-by-life basis, using the Original Pricing Assumptions, multiplied by the percentage of net total Data Adjustments, calculated using the Original Pricing Assumptions, that are within the Corridor.

b.Such Insurer will calculate a Data Adjustment for each Data Change reflected in the Base File and the GAC Issuance Data on a life-by-life basis, using pricing assumptions as of the current pricing assumption date listed on the calculation of the GAC True-Up Premium delivered by such Insurer to the Company pursuant to paragraph 3.c.iii, multiplied by the percentage of net total Data Adjustments, determined using the Original Pricing Assumptions, that are not within the Corridor.

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Schedule 4
to
Commitment Agreement

ARBITRATION DISPUTE RESOLUTION

1.Availability of Arbitration. Arbitration is available as a means of dispute resolution only to the extent the Commitment Agreement explicitly states that a party may commence arbitration in accordance with this Schedule. Absent such explicit authorization, arbitration is not available unless all necessary parties agree.

2.Notice. Arbitration will be initiated by the delivery of a written notice of demand for arbitration by one party to the other.  Such demand will contain a brief statement of the nature of the dispute and the remedy sought and will be delivered personally, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. The party to which the notice is sent will respond to the notification within ten (10) days of its receipt.

3.Arbitrators. There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties, their subsidiaries or their affiliates, who are qualified in pricing, reinsurance, or valuation, as applicable, and disinterested in the outcome of the dispute.  The insurers, jointly, will appoint one of the arbitrators and the Company will appoint one of the arbitrators.  If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the ARIAS U.S. will appoint an arbitrator for the party that has failed to do so.  The party that has failed to appoint an arbitrator will be responsible for all expenses levied by ARIAS U.S. for such an appointment. These two arbitrators will select the third. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, the Insurers, jointly, and the Company, will each nominate four individuals. If one common name appears on each party’s list, then that person shall be the third arbitrator, assuming that he or she is willing to serve in such capacity.  If two names are common to each party’s list, then the third arbitrator shall be selected by casting lots to make a choice between the two.  If the third arbitrator is not ultimately appointed by the means listed in the preceding two sentences, then from the remaining names, each party shall strike all remaining names from the other party’s list except one name and the third arbitrator shall be selected by casting lots to make the choice between the two.  If, after the process has run, the appointed third arbitrator is unwilling to serve, the appointment of the third arbitrator shall be made by request to the ARIAS-US Umpire Selection Process.

4.Rules and Procedures. The parties intend this Schedule 4 to be enforceable in accordance with the Federal Arbitration Act (9. U.S.C., Section 1) including any amendments to that Act which are subsequently adopted.  The arbitration hearing will

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be held on the date fixed by the arbitrators.  In no event will this date be later than six (6) months after the appointment of the third arbitrator unless mutually agreed by the parties.  As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case.  At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing.  The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it.  The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence.  Each party may examine any witnesses who testify at the arbitration hearing.

5.Costs. Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees.  The Insurers, jointly, and the Company will equally bear the expense of the third arbitrator and other costs of the arbitration.

6.Location. The site of the arbitration will be Newport Beach, California, unless the parties agree otherwise.

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